Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2010 FIRST QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

- Revenue: $40.4 million, up 27% year-over-year

- Income from operations $0.9 million, up 15% year-over-year

- $.15 dividend declared

SHREWSBURY, NJ, April 29, 2010 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the first quarter ended March 31, 2010. The results will be discussed in a conference call to be held on Friday, April 30, 2010 at 10:00 AM Eastern time. The dial-in telephone number is (866) 261-7280 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amount to $16.0 million, representing 65% of equity as of March 31, 2010. The company has no debt.

Total net sales for the first quarter of 2010 amounted to $40.4 million, compared to $31.8 million for the same period in 2009, representing a 27% increase. Sales for the first quarter of 2010 for the Lifeboat segment were $29.1 million compared to $20.2 million in the first quarter of 2009, representing a 44% increase. Sales for the first quarter of 2010 for the Programmer’s Paradise segment were $11.2 million, compared to $11.5 million in the first quarter of 2009, representing a 2% decline.

Sales from our Lifeboat segment showed strong growth. The 44% increase in net sales in the first quarter of 2010 compared to 2009 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Total gross profit for the first quarter of 2010 amounted to $4.0 million, compared to $3.5 million for the same period in 2009. Gross profit for the first quarter of 2010 for the Lifeboat segment was $2.7 million, compared to $2.0 million in the first quarter of 2009. Gross profit for the first quarter of 2010 for the Programmer’s Paradise segment was $1.3 million, compared to $1.5 million in the first quarter of 2009. The decrease in gross profit dollars for the Programmer’s Paradise segment was primarily due to the lower sales volume.

Q1 revenue for our Lifeboat segment increased due to strong growth for some of our product lines as well as signing on more software publishers. As a result, gross profit dollars for our Lifeboat segment increased by 32% in the first quarter of 2010.

Total gross profit, as a percentage of net sales, for the quarter ending March 31, 2010, was 9.8%, compared to 10.9% in the first quarter of 2009.

“The first quarter of 2010 showed excellent growth” said Simon F. Nynens, Chairman and Chief Executive Officer. “We strengthened our position in the software distribution market and continued to sign on new vendors. Strong revenue growth allowed us to drive a solid earnings performance.”

Total selling, general, and administrative ("SG&A") expenses for the first quarter of 2010 were $3.0 million compared to $2.7 million in the first quarter of 2009. This increase is mainly due to an increase in employee related expenses (salaries, commissions, bonus accruals and benefits) of $0.2 million and an increase in stock compensation expense of $0.1 million.

On April 27, 2010, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable May 19, 2010 to shareholders of record on May 12, 2010.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, Computer Associates, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, Vizioncore, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$9,410	$8,560
Marketable securities	6,550	7,571
Accounts receivable, net	27,822	27,040
Inventory - finished goods	1,230	967
Prepaid expenses and other current assets	788	998
Deferred income taxes	638	677
Total current assets	46,438	45,813

Equipment and leasehold improvements, net	444	432
Accounts receivable long-term	5,043	6,901
Other assets	40	38
Deferred income taxes	414	483

Total assets	$52,379	$53,667

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	27,770	29,230
Total current liabilities	27,770	29,230

Other liabilities	78	78
Total liabilities	27,848	29,308

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares
issued, and 4,824,953 and 4,688,844 shares outstanding, respectively	53	53
Additional paid-in capital	24,515	24,826
Treasury stock, at cost, 459,547 and 595,656
shares, respectively	(3,060)	(3,555)
Retained earnings	2,640	2,727
Accumulated other comprehensive income	383	308
Total stockholders' equity	24,531	24,359
Total liabilities and stockholders' equity	$52,379	$53,667

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three months ended
	March 31,
	2010	2009
	(Unaudited )
Revenues
Lifeboat segment	29,117	20,243
Programmer's Paradise segment	11,241	11,507
Total Revenue	$40,358	$31,750

Cost of sales
Lifeboat segment	26,472	18,244
Programmer's Paradise segment	9,918	10,039
Total Cost of sales	36,390	28,283

Gross Profit	3,968	3,467

Operating expenses
Selling costs	1,491	1,295
Stock based compensation	301	184
Other general and administrative expenses	1,238	1,172
Total Selling, general and administrative expenses	3,030	2,651

Income from operations	938	816

Interest income, net	108	148
Realized foreign exchange gain (loss)	1	(1)
Income before income tax provision	1,047	963
Provision for income taxes	424	385

Net income	$623	$578

Net income per common share - Basic	$0.14	$0.13
Net income per common share - Diluted	$0.14	$0.13

Weighted average common shares outstanding - Basic	4,371	4,386
Weighted average common shares outstanding - Diluted	4,425	4,413